Exhibit 1

MI Developments Inc. 455 Magna Drive Aurora, Ontario, Canada L4G 7A9 Tel: 905-713-6322 Fax: 905-713-6332

MI DEVELOPMENTS NOTICE OF

RELEASE OF FIRST QUARTER 2009 RESULTS

AND ANNUAL MEETING

Aurora, Ontario, Canada, April 30, 2009  — MI Developments Inc. (“MID”) (TSX: MIM.A, MIM.B; NYSE: MIM) will announce its financial results for the first quarter ended March 31, 2009 on Friday, May 8, 2009 before the opening of the market.

MID will hold its annual shareholders’ meeting on Friday, May 8, 2009 at Le Parc, 8432 Leslie Street, Thornhill, Ontario, Canada, commencing at 10:30 a.m. EST. The meeting will be webcast live at www.midevelopments.com.

About MID

MID is a real estate operating company focusing primarily on the ownership, leasing, management, acquisition and development of a predominantly industrial rental portfolio for Magna International Inc. and its subsidiaries in North America and Europe. MID also acquires land that it intends to develop for mixed-use and residential projects. MID holds a controlling interest in Magna Entertainment Corp. (“MEC”). On March 5, 2009, MEC and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware.

For further information about this press release, please contact Richard Smith, MID’s Executive Vice-President and Chief Financial Officer, at 905-726-7507.